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                                                                 Exhibit 10(n)-2

                                AMENDMENT NO. 1

                                      TO

               PP&L, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    WHEREAS, PP&L, Inc. ("PP&L") adopted the PP&L, Inc. Supplemental Executive Retirement Plan (the "Plan"), effective July 1, 1985, as amended and restated from time to time, for certain of its employees; and

    WHEREAS, the Plan was amended and restated effective January 1, 1998; and

    WHEREAS, the Company desires to further amend the Plan;

    NOW, THEREFORE, the Plan is hereby amended as follows:

I. Effective September 14, 1998 the following sections of Articles 1, 2, 3, 4, 9 and 10 are amended to read:

1. PURPOSE. The purpose of this Supplemental Executive Retirement Plan is to provide certain executive officers of PP&L and Participating Companies with additional retirement income so that total retirement income for key officers is competitive with other employers and in order to facilitate early retirement from key positions carrying the most important responsibilities.

2.   DEFINITIONS.

     (a) "ACTUARIAL EQUIVALENT" means having or that which has equal actuarial value to the SERB based on the following.

     (d) "CAUSE" for Participant's Termination of Employment by PP&L or an Affiliated Company means

     (f)  "CHANGE IN CONTROL PARTICIPANT" means the following:

          (1) a Participant whose Termination of Employment occurs after a Change in Control and within 36 months after the month in which the Change in Control occurs, unless such Termination of Employment is (A) by PP&L or an Affiliated Company for Cause, (B) by reason of the Participant's death, Disability or Retirement, or (C) by the Participant without Good Reason, or

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          (2)  a Participant whose Termination of Employment occurs prior to a
               Change in Control (whether or not a Change in Control ever occurs) (A) at the request or direction of a Person who has entered into an agreement with Resources the consummation of which would constitute a Change in Control, or (B) at the Participant's initiative for Good Reason if the circumstance or event which constitutes Good Reason occurs at the direction of such Person or (C) the Participant's Termination of Employment is by PP&L or an Affiliated Company without Cause or is by the Participant for Good Reason, and such Termination of Employment or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Participant shall be presumed to be correct unless PP&L or an Affiliated Company establishes to the Board by clear and convincing evidence that such position is not correct.

     (g) "DISABILITY" shall be deemed the reason for a Participant's Termination of Employment by PP&L or an Affiliated Company, if, (1) as a result of the Participant's incapacity due to physical or mental illness, the Participant shall have been absent from the full-time performance of the Participant's duties with PP&L and all Affiliated Companies for a period of six consecutive months, and (2), if applicable, PP&L or an Affiliated Company shall have given the Participant any "Notice of Termination for Disability" required by any severance agreement between the Participant and PP&L or an Affiliated Company, and, within thirty days after such "Notice of Termination," if any, is given, the Participant shall not have returned to the full-time performance of the Participant's duties.

     (h) "DISPLACED PARTICIPANT" means a Participant who has a Termination of Employment after completing one or more Years of Vesting Service, and who qualifies for benefits pursuant to PP&L's Displaced Managers Policy (SPM 606) and who executes a severance agreement and release as specified by the Participating Company.

     (l) "GOOD REASON" for Termination of Employment by a Participant means the occurrence (without the Participant's express written consent) after a Change in Control, or prior to a Change in Control under the circumstances described in paragraphs (B) and (C) of Section (2) of the definition of "Change in Control Participant" (treating all references in paragraphs (1) through (7) below to a "Change in Control" as references to a "Potential Change in

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          Control"), of any one of the following acts by PP&L or an Affiliated
          Company, or failures by PP&L or an Affiliated Company to act:

          (1) the assignment to the Participant of any duties inconsistent with the Participant's status as an executive officer or key employee of PP&L or an Affiliated Company or a substantial adverse alteration in the nature or status of the Participant's responsibilities from those in effect immediately prior to a Change in Control;

          (2) a reduction by PP&L or an Affiliated Company of the Participant's annual base salary as in effect on the effective date of this amended and restated Plan, or as the same may be increased from time to time, except for across-the-board decreases uniformly affecting management, key employees and salaried employees of PP&L or the Affiliated Company, or the business unit in which Participant is then employed;

          (3) the relocation of the Participant's principal work location to a location more than 30 miles from the vicinity of such work location immediately prior to a Change in Control or PP&L's or an Affiliated Company's requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on PP&L's or an Affiliated Company's business to an extent substantially consistent with the Participant's present business travel obligations;

          (4) the failure by PP&L or an Affiliated Company to pay to the Participant any portion of the Participant's current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of PP&L or an Affiliated Company, within seven days of the date such compensation is due, except for across-the-board compensation deferrals uniformly affecting management, key employees and salaried employees of PP&L or the Affiliated Company, or the business unit in which Participant is then employed;

          (5) the failure by PP&L or an Affiliated Company to continue in effect any compensation or benefit plan in which the Participant participates immediately prior to a Change in Control which is material to the Participant's total compensation, or any substitute plans adopted prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by PP&L

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               or an Affiliated Company to continue the Participant's
               participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Participant's participation relative to other participants, as existed immediately prior to the Change in Control, or

          (6) the failure by PP&L or an Affiliated Company to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of PP&L's or an Affiliated Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Participant was participating immediately prior to a Change in Control, except for across-the-board changes to any such plans uniformly affecting all participants in such plans, the taking of any other action by PP&L or an Affiliated Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change in Control, or the failure by PP&L or an Affiliated Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with PP&L or an Affiliated Company in accordance with PP&L's or an Affiliated Company's normal vacation policy at the time of the Change in Control; or

          (7) any purported termination of the Participant's employment which is not effected pursuant to any "Notice of Termination" required by any severance agreement between the Participant and PP&L or an Affiliated Company.

               The Participant's right to terminate his or her employment with PP&L or an Affiliated Company for Good Reason shall not be affected by the Participant's incapacity due to physical or mental illness. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

               For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed correct unless PP&L or an Affiliated Company establishes to the Board by clear and convincing evidence that Good Reason does exist.

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     (n)  "PARTICIPANT" means an eligible officer or former officer of a
          Participating Company entitled to receive benefits under Article 3 of this Plan.

     (O) "PARTICIPATING COMPANY" means PP&L, PP&L EnergyPlus Co., and each other Affiliated Company that is designated by the Board to adopt this Plan by action of its board of directors.

     (t) "PRIOR PLAN" means any defined benefit plan, as defined in section 3(35) of the Employee Retirement Income Security Act of 1974, as amended, which at any time satisfies the applicable requirements of section 401(a) of the Internal Revenue Code of 1986, as amended, provided that (1) such plan has a sponsor other than a Participating Company, and (2) Participant was a participant in such plan prior to employment with a Participating Company.

     (u) "PROJECTED YEARS OF SERVICE" means the number of full or partial twelve-month periods beginning on the date on which Participant attains the age of 30 and ending on the date Participant ceases to be employed by a Participating Company.

     (x) "RETIREMENT" shall be deemed the reason for a Participant's Termination of Employment if such employment is terminated in accordance with PP&L's or an Affiliated Company's retirement policy, including early retirement, generally applicable to its salaried employees.

    (dd) "YEARS OF SERVICE" means the number of full and partial years used to calculate Participant's accrued benefit under the Retirement Plan, but
          (1) excluding years prior to Participant's attainment of age 30, and
          (2) including service with any Affiliated Company prior to the Participant's becoming an officer of a Participating Company eligible under this Plan, provided such service would otherwise be counted under the Retirement Plan, but excluding any such service with an Affiliated Company performed before the Affiliated Company became an Affiliated Company.

3.   ENTITLEMENT TO BENEFITS.

     (a) Any officer of PP&L who is in a position in PP&L Salary Group I through IV immediately prior to his Termination of Employment or the date of his transfer to an Affiliated Company and any officer of a Participating Company who is designated as eligible in a resolution adopted by the board of directors of such Participating Company and remains such until his Termination of Employment or the date of his transfer to an Affiliated Company shall be entitled to a SERB benefit if and only if he is either:

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          (1)  a Retiree,

          (2)  a Terminated Vested Participant,

          (3)  a Change in Control Participant, or

          (4)  a Displaced Participant.

     (b) Notwithstanding Section 3(a), any officer of PP&L who is in a position in PP&L Salary Group I through IV immediately prior to his Termination of Employment or the date of his transfer to an Affiliated Company and any officer of a Participating Company who is designated as eligible in a resolution adopted by the board of directors of such Participating Company and remains such until his Termination of Employment or the date of his transfer to an Affiliated Company and who terminates employment with a Participating Company on account of his death shall be entitled to the death benefit in Article 7 in lieu of any other benefit under the Plan.

     (c) Notwithstanding Section 3(a) or (b), any Participant otherwise eligible for benefits shall forfeit any and all benefits under the Plan if such Participant's Termination of Employment is by PP&L or an Affiliated Company for Cause.

     (d) All officers who are eligible for benefits under Section 3(a) and who are entitled to annual benefits of at least $44,000 in the aggregate from all PP&L and Affiliated Company-sponsored pension, profit-sharing, savings or deferred compensation plans, shall terminate their employment with PP&L and all Affiliated Companies no later than the first day of the month following attainment of age 65, unless PP&L or Affiliated Company requests that employment be extended for up to one year. In such event, Participant must retire at the end of the extension, unless PP&L or Affiliated Company requests additional extensions, at the end of which period Participant must retire. Any Participant requested to serve beyond the mandatory retirement date may decline to do so without affecting his benefit status under this Plan or any other PP&L or Affiliated Company benefit program. Failure to accept benefits provided for in this Plan shall not affect the requirements of this paragraph.

4.   AMOUNT OF SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT.

     (e) With respect to those Participants who have service with an Affiliated Company,

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          (1)  The amount calculated under Sections (b), (c) and (d) shall be reduced by the following:

               (A) The participant's vested accrued benefit under the Pension Plan for Employees of Penn Fuel Gas, Inc. and North Penn Gas Company, and/or the Pennsylvania Mines Corporation Retirement Plan, determined as follows:

                    (I) to the extent accrued during periods for which the Participant is credited with Years of Service or Projected Years of Service under this Plan, and

                    (II)  expressed as a single life annuity, and

                    (III) expressed as a benefit payable at the same time as
                          Participant's SERB, except that in the event
                          Participant commences benefits under this Plan prior to commencing benefits under such other plan, the reduction will be made as if Participant had commenced benefits under such other plan at the later of such plan's earliest retirement age or commencement of benefits under this Plan. The amount of the reduction will not thereafter be changed upon Participant's actual commencement of benefits under such plan, and

                    (IV) based on the early retirement factors and interest and mortality rates used in such other plan.

               (B) The Participant's vested account under the PP&L Resources Subsidiary Savings Plan and the H.T. Lyons, Inc. 401(k) Plan, and their successors, determined as follows:

                    (I) based on contributions other than the Participant's own elective deferrals or employee contributions and earnings thereon.

                    (II) to the extent attributable to contributions made during periods for which these Participant is credited with Years of Service or Projected Years of Service under this Plan,

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                    (III) such account valued as of the date Participant's SERB benefit commences to be paid, but including any amounts distributed to or on behalf of Participant,

                    (IV) such account converted to a benefit expressed as a single life annuity for Participant's lifetime, commencing at the same time as Participant's SERB, based on the 30-year U.S. Treasury bond rate as of the month preceding the month SERB payments commence, and the 1983 Group Annuity Mortality Table (unisex):

               (C) The Participant's employer-derived benefit under any tax-qualified plan not listed in Paragraph (A) or (B) of this Subsection 5(e)(1) of an Affiliated Company who becomes an Affiliated Company after the effective date of this amended and restated Plan, to the extent that such plan is the primary tax-qualified retirement plan of such Affiliated Company, and such benefit is based on service counted under this Plan. If such plan is a defined benefit plan, the offset shall be calculated in a manner similar to that described in Paragraph (A) of this Subsection 5(e)(1). If such plan is a defined contribution plan, the offset shall be calculated in a manner similar to that described in Paragraph (B) of this Subsection 5(e)(1).

               (D) The Participant's vested accrued benefit under any nonqualified defined benefit plan maintained by an Affiliated Company that was accrued prior to becoming an employee of a Participating Company, expressed as a single life annuity payable at the same time as Participant's SERB.

          (2) The best data available will be used to determine the amounts to be offset under this Section (e). The EBPB has the absolute, discretionary power to make reasonable approximations and estimates to determine the value and amount of such offset amounts, applied uniformly to all similarly situated Participants. If reasonable approximations and estimates of such amounts are necessary, the EBPB will so inform the Participant.
               A Participant may elect to have his SERB calculated without regard to the offsets described in this Section (e) with respect to contributions made to such plans and/or benefits accrued under such plans prior to the

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               date the Participant first becomes employed by a Participating
               Company, in which case his Years of Service and Projected Years of Service shall not include service before the date the Participant first becomes employed by a Participating Company.

          (3) The amount calculated under Section (b) of this Article with respect to a Participant who has ceased to be an officer of a Participating Company eligible under the Plan by reason of a transfer to an Affiliated Company that is not a Participating Company shall be calculated on the basis of his Years of Service and/or Projected Years of Service as of the date of his transfer, and on the basis of his Supplemental Final Average Earnings and his Years of Vesting Service as of the date of his Termination of Employment.

9.   MISCELLANEOUS.

     (c) Nothing in this Plan shall confer any right on any Participant to continue in a Participating Company's employ or to receive compensation, nor shall anything in this Plan affect in any way the right of a Participating Company to terminate any Participant's employment at any time.

10. TERMINATION OR AMENDMENT. The Board may, in its sole discretion, terminate and amend this Plan from time to time provided, however, that the Plan may not be terminated or amended to the prejudice or detriment of any Participant during the three (3) year period immediately following a Change in Control (or, if later, thirty six (36) months from the consummation of the transaction giving rise to the Change in Control). Without limiting the generality of the foregoing, the proviso of the preceding sentence shall not, at any time or in any event, be amended or deleted. Subject to the foregoing, the Employee Benefit Plan Board may make such amendments to the Plan as it deems necessary or desirable except those amendments which substantially increase the cost of the Plan to PP&L or a Participating Company or significantly alter the benefit design or eligibility requirements of the Plan. Each amendment to the Plan will be binding on each Participating Company. No termination or amendment shall (without Participant's consent) alter Participant's right to monthly payments which have commenced prior to the effective date of such termination or amendment. Prior to a Change in Control, the Board specifically reserves the right to terminate or amend this Plan to eliminate the right of any Participant to receive payment hereunder prior to the time when payments are in pay status under this Plan. Notwithstanding the foregoing, if PP&L is liquidated, the EBPB shall cause the amounts due hereunder to be paid in one or more installments or upon such other terms and conditions and at such other time as the EBPB determines to be just

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     and equitable, but in no event later than the time such amounts would otherwise have been paid.

II. Except as provided for in this Amendment No. 1, all other provisions of the Plan shall remain in full force and effect.

    IN WITNESS WHEREOF, this Amendment No. 1 is executed this ____ day of January, 1999.

                              PP&L, INC.


                              By:
                                 ------------------------------
                                 John M. Chappelear
                                 Vice President-Investments &
                                 Pensions

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